Exhibit 99.1

BioSpecifics Technologies Corp. Reports Third Quarter 2013 Financial Results

LYNBROOK, NY – November 12, 2013 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company developing first-in-class collagenase-based products marketed as XIAFLEX® (collagenase clostridium histolyticum or CCH) in the U.S. and XIAPEX® (the EU tradename for CCH) in the EU, today reported its financial results for the third quarter ended September 30, 2013 and provided a corporate update.

“We are excited about the potential approval of CCH for Peyronie’s disease with the pending PDUFA date of December 6, 2013. In addition, we are very pleased with the continued clinical advances made by our partner Auxilium this quarter and anticipate reporting progress in several development programs in the fourth quarter. A Phase 2a study for the treatment of cellulite was recently initiated and we expect the next-stage trial for frozen shoulder to commence by the end of the fourth quarter of 2013. We also expect results to be reported from two ongoing post-approval trials of XIAFLEX for Dupuytren’s contracture: the 5-year recurrence data from the CORDLESS trial and top-line data from the Phase 3b multi-cord study which could lead to a label expansion in this indication,” commented Thomas L. Wegman, President of BioSpecifics. “We are further advancing our own CCH development programs and expect to report top-line data from our Phase 2 trials in both human and canine lipomas in the fourth quarter of 2013. In addition, we are very encouraged by the ongoing preclinical studies for the potential use of CCH in uterine fibroids, which would represent a significant therapeutic advantage over current available options.”

Third Quarter 2013 Financial Results

BioSpecifics reported net income of $1.2 million for the third quarter ended September 30, 2013, or $0.19 per basic share and $0.17 per diluted share, compared to net income of $0.5 million, or $0.07 per basic share and diluted share for the same period in 2012.

Total revenue for the third quarter ended September 30, 2013 was $3.1 million, compared to $2.4 million for the same period in 2012. This represents an increase of approximately 28% from the same period in 2012.

Royalty, mark-up on cost of goods sold, and earn-out revenues for the third quarter ended September 30, 2013 were $3.1 million, compared to $2.3 million for the same period in 2012. Royalty and mark-up on cost of goods sold  revenues recognized for the third quarter of 2013 under BioSpecifics’ agreement with Auxilium Pharmaceuticals, Inc. (Auxilium) were $2.1 million, compared to $1.5 million for the same period in 2012. Revenues recognized for the third quarter of 2013 under BioSpecifics’ agreement with DFB Biotech, Inc. were $1.0 million, compared to $0.8 million for the same period in 2012. Under this agreement with DFB, pursuant to which BioSpecifics sold its topical collagenase business, BioSpecifics had the right to receive earn-out payments based on Santyl sales, which right expired in August 2013. BioSpecifics has now recognized all income from the Santyl sales under the DFB agreement, and expects to receive the corresponding cash payment of $3.5 million, the income recognized in 2013, in March 2014.

For the third quarter ended September 30, 2013, BioSpecifics recognized total licensing revenue and milestone revenue, consisting of licensing fees, sublicensing fees and milestones, of approximately $55,000 as compared to $138,000 for the same period in 2012. Certain licensing fees recognized related to the cash payments received in prior years under BioSpecifics’ agreement with Auxilium, which were amortized over the expected development period. For the third quarter ended September 30, 2013, BioSpecifics recognized total licensing revenue related to the development of XIAFLEX/CCH of approximately $26,481 as compared to $109,275 for the same period in 2012. Milestone revenue recognized for the quarters ended September 30, 2013 and 2012 was $28,500 in each period. The $28,500 milestone revenue recognized in the 2013 period related to product approval for XIAFLEX for the treatment of Dupuytren's contracture in adults with a palpable cord in Australia granted to Actelion. The $28,500 milestone revenue recognized in the 2012 period related to the Notice of Compliance (approval) by Health Canada for XIAFLEX for the treatment of Dupuytren's contracture in adults with a palpable cord in Canada granted to Actelion.

Research and development expenses for the third quarter ended September 30, 2013 were $347,000, compared to $293,000 for the same period in 2012. This increase in research and development expenses was primarily due to expenses related to BioSpecifics’ CCH clinical development and research programs.

General and administrative expenses for the third quarter ended September 30, 2013 were $1.1 million, compared to $1.4 million for the same period in 2012. The decrease in general and administrative expenses was due to lower legal and consulting services fees partially offset by investor relations, professional fees and third party royalty fees.

The provision for income taxes for the third quarter ended September 30, 2013 was $0.6 million, compared to $0.3 million for the same period in 2012. The provision for income taxes was based on an estimated effective tax rate derived from an estimate of consolidated earnings before taxes, adjusted for nondeductible expenses and other permanent differences. For the third quarter ended September 30, 2013, the valuation allowance with respect to BioSpecifics’ net deferred tax assets remained unchanged. As of September 30, 2013, BioSpecifics’ remaining deferred tax assets were approximately $1.5 million.

As of September 30, 2013, BioSpecifics had cash and cash equivalents and investments of $11.3 million, compared to $12.0 million as of June 30, 2013.

Recent Corporate Highlights:

Global net revenues for XIAFLEX, as reported by Auxilium on November 6, 2013, were $17.6 million for the third quarter ended September 30, 2013. $15.9 million of those global net revenues were in the U.S., which represents a 20% increase over the same period in 2012.

In October 2013, BioSpecifics announced that Auxilium dosed the first patient in its Phase 2a study of CCH for the potential treatment of cellulite. Cellulite can involve the loss of elasticity or shrinking of collagen cords, called septae, that attach the skin to lower layers of muscle. When fat in cellulite prone areas swells and expands, the septae tether the skin, which causes surface dimpling characteristic of cellulite. The Phase 2a study is a randomized, double-blind multiple-dose study evaluating the efficacy of the treatment as evidenced by investigator and patient assessments as well as 3-D photographic imaging techniques. Approximately 144 women between the ages of 18 and 45 in the U.S are expected to be enrolled in the study.

Also in October 2013, BioSpecifics announced that data from multiple studies evaluating the use of XIAFLEX in adult patients with Dupuytren’s contracture with a palpable cord were presented by Auxilium at the 68th Annual Meeting of the American Society for Surgery of the Hand (ASSH). These presentations included results from Year 4 of the Collagenase Optimal Reduction of Dupuytren's - Long-term Evaluation of Success Study ("CORDLESS") indicating that 57.9 percent of patients previously successfully treated with XIAFLEX did not experience disease recurrence based on the study's definition of recurrence. An update on XIAFLEX safety data following three years of post-approval use was also presented at ASSH. This update indicated that there was no clinically meaningful change in the nature of events reported relative to the one year post-marketing safety profile. An analysis of data from a previous Phase 3b trial was also presented at ASSH, which reported that the use of local anesthesia prior to a finger extension procedure following XIAFLEX injection led to greater improvement in the correction of contracture, compared to patients who did not receive local anesthesia.

In July 2013, BioSpecifics announced that a poster titled, “Biomechanical Evaluation of Human Uterine Fibroids after Exposure to Purified Clostridial Collagenase” was presented at the Society for the Study of Reproduction 46th Annual Meeting. The poster provided data which showed that highly purified collagenase can reduce the stiffness of human uterine fibroid tissue in laboratory experiments. Ongoing preclinical studies are being led by Dr. Phyllis Leppert, a Professor of Obstetrics and Gynecology and Professor of Pathology and her colleague, Dr. Friederike Jayes at Duke Medicine, with support from BioSpecifics.

Also in July 2013, BioSpecifics announced that Auxilium had entered into a collaboration with Swedish Orphan Biovitrum AB (Sobi) for the long-term development, supply and commercialization of XIAPEX in 71 Eurasian and African countries for the treatment of Dupuytren's contracture. The process is ongoing to file for approval of XIAPEX for the treatment of Peyronie’s disease in the EU. Auxilium could receive up to $40 million in potential sales milestone payments from Sobi of which BioSpecifics will receive a specified percentage.

Upcoming Anticipated Milestones:

BioSpecifics’ Clinical Indications for CCH:

  BioSpecifics is currently managing the development of CCH for the treatment of human lipoma and canine lipoma in two Phase 2 trials. BioSpecifics expects to report top-line data from both trials in the fourth quarter of 2013.

CCH for Peyronie’s Disease:

  In August, Auxilium announced that the U.S. Food and Drug Administration had notified Auxilium that the Prescription Drug User Fee Act (PDUFA) goal date had been extended for the supplemental Biologics License Application for CCH for the treatment of Peyronie’s disease. That PDUFA date is now December 6, 2013.

XIAFLEX for Dupuytren’s Contracture:

  Auxilium is conducting a 725 patient Phase 3b study to evaluate XIAFLEX for the concurrent treatment of multiple palpable cords that, if successful, could allow Auxilium to seek FDA approval and label expansion in the Dupuytren’s contracture indication. Auxilium expects to report top-line data from the study in the fourth quarter of 2013 and to submit an application for label expansion to the FDA in the first quarter of 2014.
  Auxilium expects to announce top-line five year recurrence data from the CORDLESS study in the fourth quarter of 2013.

Clinical Development by Auxilium of Additional Indications for CCH:

  Top-line data from the recently initiated Phase 2a study for cellulite is expected in the first quarter of 2015.
  Initiation of a later-stage study for frozen shoulder syndrome (adhesive capsulitis) is expected in the fourth quarter of 2013.

Webcast and Conference Call

BioSpecifics will host a conference call today at 8:30 AM EST to discuss these third quarter 2013 results.

In order to participate in the conference call, please dial 1-877-870-4263 (domestic) or 1-412-317-0790 (international). The live webcast can be accessed under “Events and Presentation” in the Investors section of the Company’s website at www.biospecifics.com or you may use the link: http://www.videonewswire.com/event.asp?id=96458.

A replay of the call will be available one hour after the end of the conference on November 12, 2013 until 9:00 a.m. EST on November 23, 2013. To access the replay, please dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and reference the access code 10035642. The archived webcast will be available for 90 days in the Investors section of BioSpecifics’ website at www.biospecifics.com.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications to date. Injectable collagenase is currently marketed as XIAFLEX® (collagenase clostridium histolyticum or CCH) in the U.S. for the treatment of adult Dupuytren's contracture patients with a palpable cord in the palm by BioSpecifics' partner, Auxilium Pharmaceuticals, Inc. (Auxilium). Actelion Pharmaceuticals Ltd. has the marketing rights for XIAFLEX for the treatment of Dupuytren’s contracture in Canada, and Swedish Orphan Biovitrum AB markets CCH as XIAPEX® (the EU tradename for CCH) for the treatment of Dupuytren’s contracture in 71 Eurasian and African countries. Under the Prescription Drug User Fee Act (PDUFA), the FDA has set an action date for CCH for the additional indication of Peyronie’s disease of December 6, 2013. CCH is in clinical development for the treatment of several additional promising indications. Auxilium is testing CCH for frozen shoulder syndrome and expects to initiate next stage trials in the fourth quarter of 2013. Auxilium is also testing CCH as a treatment for cellulite in a Phase 2a study. BioSpecifics is currently managing the development of CCH for the treatment of human and canine lipomas, both of which are in Phase 2 trials, and expects to report top-line data from these trials in the fourth quarter of 2013. For more information, please visit www.biospecifics.com.

Forward-Looking Statements

This release includes "forward-looking statements" within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding BioSpecifics’ strategy, future operations, prospects, plans and objectives of management, and the assumptions underlying or relating to such statements, are "forward-looking statements". The forward-looking statements in this release include statements concerning, among other things, the anticipated progress in BioSpecifics’ development programs in the fourth quarter of 2013, including the reporting of top-line data from its Phase 2 trials of CCH in human and canine lipoma and the extent to which ongoing preclinical studies for the potential use of CCH in uterine fibroids are encouraging and would represent a therapeutic advantage; the timing of the release of data from two ongoing trials of XIAFLEX for Dupuytren’s contracture and the potential for a label expansion in the Dupuytren’s contracture indication; the timing of the release of data from the phase 2a study of CCH as a treatment for cellulite and the initiation of a later stage study of CCH for frozen shoulder syndrome; and the timing for receiving the final earn-out payment from DFB. In some cases, you can identify these statements by forward-looking words such as "believe," "expect," "anticipate," "plan," "estimate," "likely," "may," "will," "could," "continue," "project," "predict," "goal," the negative or plural of these words, and other similar expressions. These forward-looking statements are predictions based on BioSpecifics’ current expectations and its projections about future events. There are a number of important factors that could cause BioSpecifics’ actual results to differ materially from those indicated by such forward-looking statements, including the ability of Auxilium and its partners to achieve their respective objectives for CCH in their applicable territories; the uncertainties inherent in the initiation of future clinical trials; Auxilium or any of its partners modifying their respective objectives and/or allocating resources other than to CCH; the potential market for CCH in a given indication being smaller than anticipated; the potential of CCH to be used in additional indications and the initiation, timing and outcome of clinical trials of CCH for additional indications; the timing of regulatory filings and action; the receipt of any applicable milestone payments from Auxilium; and other risk factors identified in BioSpecifics’ Annual Report on Form 10-K for the year ended December 31, 2012, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013, and its Current Reports on Form 8-K filed with the SEC. All forward-looking statements included in this release are made as of the date hereof, and BioSpecifics assumes no obligation to update these forward-looking statements.

Contact:

BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com

BioSpecifics Technologies Corp.
Consolidated Statements of Operations

	Three months ended		Nine months ended
	September 30		September 30
	2013	2012	2013	2012
Revenues:	(Unaudited)		(Unaudited)
Net sales	$2,651	$3,378	$32,394	$12,128
Royalties	3,087,491	2,307,073	9,717,994	6,698,355
Licensing revenue	54,981	137,774	644,742	926,324
Total Revenues	3,145,123	2,448,225	10,395,130	7,636,807

Costs and expenses:
Research and development	346,768	293,221	1,111,686	947,119
General and administrative	1,059,854	1,375,477	3,914,590	3,614,125
Total costs and expenses	1,406,622	1,668,698	5,026,276	4,561,244

Operating income	1,738,501	779,527	5,368,854	3,075,563

Other income:
Interest Income	7,134	8,292	19,510	27,556

Income before income tax	1,745,635	787,819	5,388,364	3,103,119
Income tax benefit (expense)	(566,860)	(316,772)	(1,828,319)	(1,223,000)

Net income	$1,178,775	$471,047	$3,560,045	$1,880,119

Basic net income per share	$0.19	$0.07	$0.56	$0.30
Diluted net income per share	$0.17	$0.07	$0.51	$0.27

Shares used in computation of basic net income per share	6,338,901	6,343,210	6,346,978	6,341,031
Shares used in computation of diluted net income per share	6,924,363	6,961,652	6,916,485	6,985,290

BioSpecifics Technologies Corp.
Selected Consolidated Balance Sheet Data
(Unaudited)

	September 30,	December 31
	2013	2012
Cash and cash equivalents	$4,606,978	$3,383,737
Short term investments	6,726,964	5,120,000
Accounts and income tax receivable, net	5,095,752	5,133,430
Deferred tax assets	1,496,655	1,573,051
Working capital	16,211,580	13,151,273
Total assets	21,352,869	18,390,264
Long-term liabilities	155,543	207,390
Total stockholders' equity	20,450,988	17,458,346